Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2011

FINANCIAL RESULTS AND UPDATES FULL YEAR 2011 OUTLOOK

~ First Quarter Net Sales Increased 5.6% to $159.7 Million ~

~ First Quarter Net Income of $5.8 Million, or $0.20 per Diluted Share ~

~ Opens 16 Stores in First Quarter, Including Three in Canada ~

TOANO, Va, April 27, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the first quarter ended March 31, 2011, and updated its outlook for 2011.

First Quarter Results

Net sales increased $8.5 million, or 5.6%, to $159.7 million in the first quarter of 2011 from $151.2 million in the first quarter of 2010. Comparable store net sales decreased 4.3% for the quarter, in comparison to an increase of 8.0% for the first quarter of the prior year. Comparable store net sales for the first quarter generally reflect the adverse impact of inconsistent servicing of new demand following the implementation of the Company’s integrated technology solution in August 2010. The effective execution of promotional strategies resulting from strengthened coordination of merchandising, marketing and store operations efforts positively impacted net sales in the quarter.

Non-comparable store net sales increased $15.0 million over the prior year period as the Company opened a record 16 new stores during the first quarter, including three in Canada. Seven of the 16 locations were opened in March. In comparison, the Company opened 11 new store locations in the first quarter of 2010.

Gross margin was 36.2% in the first quarter of 2011 compared to 35.4% in the first quarter of 2010. The increase in gross margin reflects benefits from sourcing initiatives, a shift in the sales mix to higher margin products and strengthened in-store retail price discipline partially offset by increased transportation costs.

Selling, general and administrative (“SG&A”) expenses were $48.5 million, or 30.3% of net sales, for the first quarter of 2011 compared to $42.2 million, or 27.9% of net sales, for the first quarter of 2010. The increase in SG&A expenses as a percentage of net sales for the first quarter of 2011 reflects an increase in certain payroll and occupancy costs of the Company’s new stores, including Canada, depreciation of the integrated technology solution, and increases in certain other costs, including legal, professional and bankcard discount rate fees. This was partially offset by leverage of the Company’s national advertising spend.

Net income decreased 17.1% to $5.8 million, or $0.20 per diluted share, in the first quarter of 2011 from $7.0 million, or $0.25 per diluted share, in the first quarter of the prior year. The effective tax rate was 38.7% in the first quarter of 2011 compared with 38.8% in the first quarter of 2010.

Jeffrey W. Griffiths, Chief Executive Officer, commented, “We are pleased with our progress across a range of strategic initiatives. We believe our store operations have regained pre-implementation levels of productivity and have improved execution in converting demand to net sales. Importantly, we believe our value proposition continued to resonate with customers during the quarter. We also further strengthened our management team and have already begun to see a positive impact to our business. In particular, our team’s enhanced supply chain expertise was instrumental in implementing several sourcing initiatives which helped drive gross margin expansion. Finally, we opened a record number of new stores during the quarter, including our first three stores in the Canadian market. Overall, we remain confident in the strength of our business model and our ability to deliver shareholder value over the long-term.”

Company Outlook

In 2011, the Company expects to achieve the following:

•	Net sales for the full year in the range of $700 million to $730 million.

•	A comparable store net sales increase in the low to mid-single digits.

•	The opening of a total of 40 to 50 new store locations, with 35 to 40 in the U.S. and the remainder in Canada.

•

Full year 2011 earnings per diluted share in the range of $1.13 to $1.28, based on a diluted share count of approximately 28.5 million shares, with earnings growth weighted toward the back half of the year.

•

Positive free cash flow[1] for the year, with capital expenditures in the range of approximately $16 million to $18 million and available merchandise inventory per store in the range of approximately $570,000 to $590,000.

Mr. Griffiths concluded, “We are encouraged by our solid start to 2011, and expect to continue building momentum as we move through the remainder of the year. In the second quarter, we may continue to experience some lingering impact to demand generation due to our systems implementation and we remain cautious about macroeconomic challenges that may persist. However, we are confident that our value proposition, improvements that we are making in our sourcing programs and in-store operations, and our commitment to serving our customers will allow us to continue gaining share in the fragmented hardwood flooring market. With a strengthened management team, reinvigorated focus on disciplined customer service, debt free balance sheet and strong capital structure, we are confident that we have the right foundation in place for future growth.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on April 27, 2011, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through May 11, 2011 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 370971. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 240 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

[1]	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Megan Crudele
Tel: 757.566.7512	Tel. 212.850.5600

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$43,130	$34,830
Merchandise Inventories	162,992	155,131
Prepaid Expenses	5,443	4,837
Other Current Assets	7,801	8,007

Total Current Assets	219,366	202,805
Property and Equipment, net	37,979	35,314
Other Assets	4,148	4,171

Total Assets	$261,493	$242,290

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$32,994	$33,744
Customer Deposits and Store Credits	20,143	12,039
Accrued Compensation	3,499	2,460
Sales and Income Tax Liabilities	4,085	2,859
Other Current Liabilities	6,959	5,585

Total Current Liabilities	67,680	56,687

Deferred Rent	3,057	2,746
Deferred Tax Liability	2,114	2,352

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,599,174 and 27,472,680 outstanding, respectively)	28	27
Additional Capital	102,892	100,531
Retained Earnings	85,723	79,947
Accumulated Other Comprehensive Income (Loss)	(1)	—

Total Stockholders’ Equity	188,642	180,505

Total Liabilities and Stockholders’ Equity	$261,493	$242,290

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2011	2010

Net Sales	$159,680	$151,195
Cost of Sales	101,887	97,691

Gross Profit	57,793	53,504

Selling, General and Administrative Expenses	48,453	42,213

Operating Income	9,340	11,291

Interest and Other Income, net	(87)	(93)

Income Before Income Taxes	9,427	11,384

Provision for Income Taxes	3,650	4,416

Net Income	$5,777	$6,968

Net Income per Common Share—Basic	$0.21	$0.26

Net Income per Common Share—Diluted	$0.20	$0.25

Weighted Average Common Shares Outstanding:
Basic	27,572,244	27,283,296
Diluted	28,378,063	28,180,265

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2011	2010

Cash Flows from Operating Activities:
Net Income	$5,777	$6,968
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,910	1,325
Stock-Based Compensation Expense	922	693
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(7,861)	2,293
Accounts Payable	(1,168)	(8,282)
Customer Deposits and Store Credits	8,104	5,322
Prepaid Expenses and Other Current Assets	(737)	82
Other Assets and Liabilities	4,111	9,500

Net Cash Provided by Operating Activities	11,058	17,901

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(4,159)	(3,583)

Net Cash Used in Investing Activities	(4,159)	(3,583)

Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	870	437
Excess Tax Benefits on Stock Option Exercises	659	337
Common Stock Purchased Pursuant to Equity Compensation Plans	(126)	(113)

Net Cash Provided by Financing Activities	1,403	661
Effect of Exchange Rates on Cash and Cash Equivalents	(2)	—

Net Increase in Cash and Cash Equivalents	8,300	14,979
Cash and Cash Equivalents, Beginning of Period	34,830	35,675

Cash and Cash Equivalents, End of Period	$43,130	$50,654